Registration No. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ________________________

                               SPRINT CORPORATION
             (Exact name of registrant as specified in its charter)

                   Kansas                              48-0457967
       (State or other jurisdiction                (I.R.S. Employer
     of incorporation or organization)            Identification No.)


            Post Office Box 7997, Shawnee Mission, Kansas 66207-0997
                    (Address of Principal Executive Offices)
                            ________________________

     NEXTEL COMMUNICATIONS, INC. AMENDED AND RESTATED INCENTIVE EQUITY PLAN

                            (Full title of the plan)
                            ________________________

                              CLAUDIA S. TOUSSAINT
    Vice President, Corporate Governance and Ethics, and Corporate Secretary
                                  P.O. Box 7997
                       Shawnee Mission, Kansas 66207-0997
                     (Name and address of agent for service)


          Telephone number, including area code, of agent for service:
                                 (913) 794-1513
                            ________________________



                                   CALCULATION OF REGISTRATION FEE


                                                      Proposed           Proposed
                                   Amount              maximum            maximum                Amount of
Title of securitites                to be           offering price        aggregate            Registration
To be registered                registered(1)         per share        offering price              fee


FON Common Stock, Series
1, $2.00 par value
(including the associated
preferred stock purchase
rights) (2). . . . . . . .      102,771,795(3)      $21.08(5)          $2,166,429,438.60 (5)   $254,988.75


FON Common Stock, Series
1, $2.00 par value
(including the associated
preferred stock purchase
rights) (2). . . . . . . .        2,663,734(4)      $26.355(6)            $70,202,709.57 (6)     $8,262.86


Total Registration Fee                                                                         $263,251.61

(1) This Registration Statement also relates to an indeterminate number of additional shares of FON Common Stock, Series 1 (and associated preferred stock purchase rights) that may be issued pursuant to anti-dilution and adjustment provisions of the Nextel Communications, Inc. Amended and Restated Incentive Equity Plan.

(2) Each share of FON Common Stock, Series 1 also includes one-half of a preferred stock purchase right ("Right"). No separate consideration is payable for the Rights. Accordingly no additional registration fee is required.

(3) Represents shares subject to grants of options made under the Nextel Communications, Inc. Amended and Restated Incentive Equity Plan.

(4) Represents shares subject to grants of Deferred Shares made under the Nextel Communications, Inc. Amended and Restated Incentive Equity Plan.

(5) Based on the weighted average exercise price for outstanding Nextel options of $27.40 per share, divided by the merger exchange ratio of 1.3.

(6) Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h)(1). The average of the high and low prices of the FON Common Stock, Series 1 on August 8, 2005, as reported in the consolidated reporting system, was $26.355.


                                Explanatory Note


     The purpose of this Registration Statement is to register 105,435,529 shares of FON Common Stock, Series 1 ("FON Common Stock") issuable pursuant to the Nextel Communications, Inc. Amended and Restated Incentive Equity Plan (the "Plan"). The Plan is a pre-existing plan of Nextel Communications, Inc. and the Plan and grants made under the Plan are being assumed by Sprint Corporation in connection with the merger of Nextel Communications, Inc. with a subsidiary of Sprint Corporation.

           PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.   Incorporation of Documents by Reference


     The following documents filed by Sprint Corporation ("Sprint") with the Securities and Exchange Commission (File No. 1-04721) are incorporated in this Registration Statement by reference:

     o Annual Report on Form 10-K/A for the year ended December 31, 2004, filed on April 29, 2005;

     o Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed May 9, 2005, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed August 8, 2005.

     o Current Reports on Form 8-K filed on January 21, 2005, February 14, 2005, February 17, 2005, March 15, 2005, April 21, 2005 (of the two
          Current  Reports  filed on April 21, 2005,  only the filing made under
          Item 1.01 is incorporated herein by reference), May 20, 2005, June 10, 2005, June 14, 2005, June 22, 2005, June 23, 2005 (two reports), July
          11, 2005,  July 13, 2005 (two reports),  July 18, 2005, July 19, 2005,
          July 29, 2005, August 4, 2005 and August 9, 2005 (two reports).

     o    Current Reports on Form 8-K/A filed on April 19, 2005 (two reports).

     o Description of FON Common Stock contained in Amendment No. 7 to Sprint's Registration Statement on Form 8-A relating to Sprint's FON Common Stock, filed on April 12, 2004, and any amendment or report filed for the purpose of updating that description.

     o Description of Rights contained in Amendment No. 6 to Sprint's Registration Statement on Form 8-A relating to Sprint's Rights, filed on August 8, 2005, and any amendment or report filed for the purpose of updating that description.

     All documents subsequently filed by Sprint pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, before the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents (excluding any Current Reports on Form 8-K to the extent disclosure is furnished and not filed).

Item 4.   Description of Securities

     See Incorporation of Documents by Reference.

Item 5.   Interests of Named Experts and Counsel

     The validity of the authorized and unissued shares of FON Common Stock and the related Rights to be issued under the Nextel Communications, Inc. Amended and Restated Incentive Equity Plan was passed upon by Michael T. Hyde, Assistant Secretary of Sprint. As of August 8, 2005, Mr. Hyde beneficially owned approximately 30,750 shares of FON Common Stock, had options to purchase 70,657 shares of FON Common Stock, and had restricted stock units representing 3,690 shares of FON Common Stock.


Item 6.   Indemnification of Directors and Officers


     The  following  summary is  qualified  in its  entirety by reference to the
complete   text  of  the  statutes   referred  to  below  and  the  articles  of
incorporation and bylaws of Sprint Corporation ("Sprint").

     Under Section 17-6305 of the Kansas General Corporation Code, which we refer to as the KGCC, a corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys'
fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation (or other entity if such person is serving in such capacity at the corporation's request) against expenses (including attorneys'
fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless a court determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     Consistent with Section 17-6305 of the KGCC, Article IV, Section 9 of the bylaws of Sprint provides that the corporation will indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit, or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

     In accordance with Section 17-6002(b)(8) of the KGCC, Sprint's articles of incorporation provide that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to Sprint or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 17-6424 of the KGCC (unlawful payment of dividends) or (iv) transactions from which a director derives an improper personal benefit.

     Under Article IV, Section 9 of the bylaws of Sprint, Sprint may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability arising out of his status as such, whether or not the corporation would have the power to indemnify such persons against liability. Sprint carries standard directors and officers liability coverage for its directors and officers and the directors and officers of its subsidiaries. Subject to certain limitations and exclusions, the policies reimburse the corporation for liabilities indemnified under the bylaws.

     Sprint has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer, employee or agent of Sprint.


Item 7.   Exemption from Registration Claimed.

Inapplicable.

Item 8.   Exhibits


Exhibit
Number    Exhibits

4-A The rights of Sprint's equity security holders are defined in Article Fifth, Article Sixth, Article Seventh and Article Eighth of the Articles of Incorporation of Sprint Corporation. The Restated Articles of Incorporation and amendments contained in the Certificate of Designation, Preference and Rights of Preferred Stock-Sixth Series and Certificate of Elimination of Designations of Preferred Stock-Eighth Series are filed as Exhibits 3(a), 3(b) and 3(c) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference.

4-B Second Amended and Restated Rights Agreement between Sprint Corporation and UMB Bank, n.a., as Rights Agent, dated as of March 16, 2004 and effective as of April 23, 2004 (filed as Exhibit 1 to Amendment No. 5 to Sprint Corporation's Registration Statement on Form 8-A relating to the Rights, filed April 12, 2004, and incorporated herein by reference).

4-C Amendment dated June 17, 2005 to Second Amended and Restated Rights Agreement (filed as Exhibit 4(d) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and incorporated herein by reference).

4-D Provisions regarding the Kansas Control Share Acquisition Statute are set forth in Article II, Section 5 of the Bylaws. Provisions regarding Stockholders' Meetings are set forth in Article III of the Bylaws. The Amended and Restated Bylaws are filed as Exhibit 3(d) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference.

4-E Nextel Communications, Inc. Amended and Restated Incentive Equity Plan (filed as Annex J to the joint proxy statement/prospectus included as part of Sprint Corporation's Registration Statement on Form S-4 (No. 333-123333), as filed on June 10, 2005, and incorporated herein by reference).

5.   Opinion and consent of Michael T. Hyde, Esq.

23-A Consent of KPMG LLP.

23-B Consent of Ernst & Young LLP.

23-C Consent of Michael T. Hyde,  Esq.  is  contained  in his  opinion  filed as
     Exhibit 5.

24.  Power of Attorney is contained on page II-7 of this Registration Statement.

Item 9.   Undertakings.


     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales of the securities being registered are being made, a post-effective amendment to this Registration
Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless such information is contained in a periodic report filed by the registrant pursuant to Section 13 or
          Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless such information is contained in a periodic report filed by the registrant pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on the 11th day of August, 2005.

                              SPRINT CORPORATION



                              By:  /s/ Robert J. Dellinger
                                   (R. J. Dellinger, Executive Vice President)

                                POWER OF ATTORNEY

     We, the undersigned officers and directors of Sprint Corporation, hereby severally constitute G. D. Forsee, Len J. Lauer, R. J. Dellinger, Thomas A. Gerke and C. S. Toussaint and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sprint Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the date indicated.

Name                    Title                          Date

                        Chief Executive Officer and    )
/s/ Gary D. Forsee      Director                       )
(G. D. Forsee)          (Principal Executive Officer)  )
                                                       )
                                                       )
                                                       )
                        Executive Vice President       )       August 11, 2005
/s/ Robert J. Dellinger and Chief Financial Officer    )
(R. J. Dellinger)       (Principal Financial Officer)  )
                                                       )
                                                       )
                                                       )
/s/ John P. Meyer       Senior Vice President and      )
(J. P. Meyer)           Controller                     )
                        (Principal Accounting Officer) )
                                                       )

                                                       )
/s/ Gordon Bethune                                     )
(Gordon M. Bethune)     Director                       )
                                                       )
/s/ E.L. Draper, Jr.                                   )
(E. Linn Draper, Jr.)   Director                       )
                                                       )
/s/ James H. Hance, Jr.                                )
(James H. Hance, Jr.)   Director                       )
                                                       )
_______________________                                )
(Deborah A. Henretta)   Director                       )
                                                       )
/s/ I. O. Hockaday, Jr.                                )     August  11, 2005
(I. O. Hockaday, Jr.)   Director                       )
                                                       )
/s/ Linda K. Lorimer                                   )
(L. K. Lorimer)         Director                       )
                                                       )
/s/ Louis W. Smith                                     )
(Louis W. Smith)        Director                       )
                                                       )
/s/ Gerald L. Storch                                   )
(Gerald L. Storch)      Director                       )
                                                       )
/s/ William H. Swanson                                 )
(William H. Swanson)    Director                       )
                                                       )

                                  EXHIBIT INDEX

Exhibit
Number

4-A The rights of Sprint's equity security holders are defined in Article Fifth, Article Sixth, Article Seventh and Article Eighth of the Articles of Incorporation of Sprint Corporation. The Restated Articles of Incorporation and amendments contained in the Certificate of Designation, Preference and Rights of Preferred Stock-Sixth Series and Certificate of Elimination of Designations of Preferred Stock-Eighth Series are filed as Exhibits 3(a), 3(b) and 3(c) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference.

4-B Second Amended and Restated Rights Agreement between Sprint Corporation and UMB Bank, n.a., as Rights Agent, dated as of March 16, 2004 and effective as of April 23, 2004 (filed as Exhibit 1 to Amendment No. 5 to Sprint Corporation's Registration Statement on Form 8-A relating to the Rights, filed April 12, 2004, and incorporated herein by reference).

4-C Amendment dated June 17, 2005 to Second Amended and Restated Rights Agreement (filed as Exhibit 4(d) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and incorporated herein by reference).

4-D Provisions regarding the Kansas Control Share Acquisition Statute are set forth in Article II, Section 5 of the Bylaws. Provisions regarding Stockholders' Meetings are set forth in Article III of the Bylaws. The Amended and Restated Bylaws are filed as Exhibit 3(d) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and incorporated herein by reference.

4-E Nextel Communications, Inc. Amended and Restated Incentive Equity Plan (filed as Annex J to the joint proxy statement/prospectus included as part of Sprint Corporation's Registration Statement on Form S-4 (No. 333-123333), as filed on June 10, 2005, and incorporated herein by reference).

5.   Opinion and consent of Michael T. Hyde, Esq.

23-A Consent of KPMG LLP.

23-B Consent of Ernst & Young LLP.

23-C Consent of Michael T. Hyde,  Esq.  is  contained  in his  opinion  filed as
     Exhibit 5.

24.  Power of Attorney is contained on page II-7 of this Registration Statement.